May 1, 2006

Terry Eilers, Chairman of the Board & CEO
Mike Sullinger, President
E Total Source
1510 Poole Blvd., Ste 206
Yuba City, CA 95993

Dear Terry and Mike,

This letter serves as notice tendering my resignation from the Board of Directors for E Total Source. My resignation is tendered immediately commencing today, May 1, 2006.

I thank you for the opportunity to serve E Total Source on the Board of Directors and wish you the best of luck in your future business endeavors.

Should you have any questions or wish to contact me, please call me at (530) 913-9057.

Sincerely,

John Morrow
Morrow Marketing Int., Inc.
12655 Rough & Ready Hwy
Grass Valley, CA 95945